EXHIBIT 99.1

Investor Contact:	Media Contact:
A. Pierre Dubois	Travis Small
Pierpont Investor Relations	Rasky Baerlein Strategic Communications
Director of Investor Relations	Vice President
(512) 527-2921	(617) 443-9933 x356

Valence Technology Announces Departure of Chief Financial Officer

AUSTIN, Texas (July 11, 2008) — Valence Technology, Inc. (NASDAQ: VLNC), an international developer of safe lithium phosphate energy storage solutions, today announced that its Chief Financial Officer, Galen Fischer, will be resigning effective July 23, 2008 to pursue other interests.  The company has begun a search for his replacement.

Donald E. Gottschalk, Corporate Controller, will assume the day-to-day financial management responsibilities for the company during the interim between Mr. Fischer’s departure and the appointment of his replacement.  Mr. Gottschalk is a Certified Public Accountant and has more than 25 years of accounting and financial experience.

About Valence Technology, Inc.

Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

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